Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 30, 2026 by and between FEMASYS INC., a Delaware corporation (the “Company”), and JOHN CHARLES CANNING, an individual resident of the state of Florida (the “Executive”), to be effective as of the Effective Date (as herein defined)

RECITALS:

WHEREAS, the Company desires to employ the Executive as a full-time employee of the Company and the Executive desires to accept employment with the Company upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

AGREEMENT:

1.         DEFINITIONS. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in this Section 1.

“Affiliate” means as to any Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, such first Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting equity interests, by contract or otherwise).  For the avoidance of doubt, each member of the Company Group (other than the Company) is an Affiliate of the Company.

“Board” means the Board of Directors of the Company.

“Cause” means the Executive’s (i) indictment for, conviction of, or entering of a plea of guilty or nolo contendere (or its equivalent under any applicable legal system) with respect to (A) a felony (or state law equivalent) or misdemeanor or (B) any crime involving moral turpitude; (ii) commission of fraud, misrepresentation, embezzlement or theft against any Person; (iii) engaging in any intentional activity in bad faith that injures or would reasonably be expected to injure (monetarily or otherwise), in any material respect, the reputation, the business or a business relationship of the Company or any of its Affiliates; (iv) as determined by the Company in its sole discretion, gross negligence or willful misconduct in the performance of the Executive’s duties to the Company or its Affiliates under this Agreement, or willful refusal or failure to carry out the lawful instructions of the Board or the Company’s Chief Executive Officer (the “CEO”) that are consistent with the Executive’s title and position; (v) violation of any fiduciary duty owed to the Company or any of its Affiliates; or (vi) the Executive’s failure to execute and deliver the Restrictive Covenant Agreement to the Company on the date the Executive commences employment with the Company,  breach of any of the restrictive covenants set forth in this Agreement or the Restrictive Covenant Agreement (as herein defined) or material breach or violation of any other provision of this Agreement, of a written policy or code of conduct of the Company or any of its Affiliates or any other agreement between the Executive and the Company or any of its Affiliates.  Except when such acts constituting Cause which, by their nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) days following the delivery of written notice by the Company of its intention to terminate the Executive’s employment for Cause within which to cure any acts constituting Cause.  If, after any termination of the Executive’s employment, the Company becomes aware of facts that could have resulted in the Executive’s termination of employment being treated as a termination for Cause, then (x) such termination shall be re-characterized as a termination for Cause, (y) all severance payments and benefits, if any, immediately shall cease and (z) all severance previously paid or provided, if any, shall be immediately repayable to the Company.

“Change of Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; or (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and any direct and indirect Subsidiaries of the Company.

“Disability” has the meaning set forth in the long term disability policy maintained by the Company Group from time to time applicable to the Executive or, if no such policy is then in effect, “Disability” means the Executive’s physical or mental inability, by reason of illness or accident, to perform the normal duties of the Executive’s employment by the Company (as determined by the Company in its sole discretion).

“Good Reason” means, without the prior express written consent of the Executive, (i) a material reduction in the Executive’s duties, responsibilities or authority; (ii) a material reduction of the Executive’s Base Salary (as defined below), other than a reduction that is applied consistently to all similarly situated executives; (iii) a material breach of this Agreement by the Company or (iv) a relocation of the Executive’s place of employment by more than sixty (60) miles from the Executive’s place of employment as of the date hereof, provided that such relocation materially increases the Executive’s commute.  Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (x) the Executive gives the Company written notice within thirty (30) days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason, (y) the Company fails to cure such act or failure to act within sixty (60) days after receipt of such notice and (z) the Executive terminates the Executive’s employment within thirty (30) days after the end of the period specified in clause (y).

“Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any other Person in which such first Person has a direct or indirect equity ownership interest.

“Term of Employment" means the period of the Executive’s employment under this Agreement.

“Termination Date” means the date the Executive’s employment with the Company terminates for any reason.

2.         EMPLOYMENT.

2.1.       Executive’s Representations.  The Executive represents that (i) the Executive is entering into this Agreement voluntarily and that the Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by the Executive of any agreement to which the Executive is a party or by which the Executive may be bound and (ii) in connection with the Executive’s employment or other service with the Company or any other member of the Company Group, the Executive will not (A) violate any non-competition, non-solicitation or other similar covenant or agreement by which the Executive is or may be bound or (B) use any confidential or proprietary information that the Executive may have obtained in connection with the Executive’s employment or engagement with any other Person.

2.2.       Position; Duties and Responsibilities.  During the Term of Employment, the Executive shall be employed as the Company’s Chief Operating Officer (COO), with such duties and responsibilities that are consistent with such position as may be assigned by the CEO from time to time.  In addition, during the Term of Employment, and for so long as the Executive is employed as the COO, the Executive shall serve in such other officer and/or director positions with any member of the Company Group (for no additional compensation) as may be determined by the Board from time to time.

2.3.       Reporting; Outside Activities.  During the Term of Employment, the Executive shall report to the CEO, and the Executive shall diligently and conscientiously devote the Executive’s full business time, attention, energy, skill and best efforts to the business and affairs of the Company Group.  Notwithstanding the foregoing, the Executive may (i) serve on boards as may be approved by the CEO, in her sole discretion, (ii) engage in educational, charitable, and civic activities, and (iii) manage the Executive’s personal and business investments and affairs, so long as such activities under clauses (i) through (iii) (A) do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement and (B) are not contrary to the interests of the Company Group or competitive in any way with the Company Group.  Subject to the foregoing, during the Term of Employment, the Executive shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other Person, whether for compensation or otherwise, without the prior written consent of the CEO.

3.         COMPENSATION AND OTHER BENEFITS.

3.1.       Base Salary.  During the Term of Employment, the Executive shall receive an initial base salary per annum of $450,000 (pro-rated for partial years), payable in accordance with the Company’s normal payroll practices as in effect from time to time.  During the Term of Employment, the CEO or the Board (or a committee thereof), as applicable, may review the Executive’s base salary and the CEO or the Board (or a committee thereof) may, in its sole discretion, adjust such base salary by an amount it determines to be appropriate.  The Executive’s base salary, as may be in effect from time to time, is referred to herein as “Base Salary.”

3.2.       Annual Bonus.  With respect to each calendar year during the Term of Employment, the Executive shall be eligible to be awarded an annual discretionary bonus (if any) based on such factors as the Company may determine in its sole discretion (the “Annual Bonus”).  Any Annual Bonus awarded with respect to a calendar year shall be paid in accordance with the compensation committee’s recommendation (as approved by the Board), with the Company using reasonable efforts to make any such payment by the 15th of March of the immediately following calendar year. The Executive must be employed by the Company on the bonus payment date in order to receive an earned Annual Bonus with respect to any calendar year.

3.3.       Expense Reimbursement.  During the Term of Employment, the Company shall reimburse the Executive’s reasonable and necessary business expenses incurred in connection with performing the Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

3.4.       Benefit Plans; Vacation.  During the Term of Employment, the Executive shall be eligible to participate in all broad-based employee benefit plans and programs maintained from time to time for the benefit of the Company’s employees, subject to the Executive’s satisfaction of the eligibility requirements of such plans or programs and subject to applicable law and the terms and conditions of such plans or programs; provided, however, that the Company may amend, modify and/or terminate any such plans or programs at any time in its discretion. Nothing in this section shall be construed to require the Company to adopt or put in place any benefit plan.

4.         TERMINATION.

4.1.       Termination.

4.1.1.       Termination by the Company Without Cause. The Company may terminate the Term of Employment and the Executive’s employment at any time, with or without Cause or due to Disability, upon written notice to the Executive.

4.1.2.       Termination by the Company for Cause.  The Company may terminate the Term of Employment and the Executive’s employment at any time for Cause, effective immediately upon written notice to the Executive.

4.1.3.       Termination by the Executive. The Executive may terminate the Term of Employment and the Executive’s employment for Good Reason (subject to applicable notice and opportunity to cure) or for any other reason at any time upon not less than sixty (60) days’ advance written notice to the Company; provided, that following its receipt of the Executive’s notice of termination, the Company may elect to reduce the notice period and cause the Termination Date to occur earlier, and no such action by the Company shall entitle the Executive to notice pay, severance pay or benefits or pay in lieu of notice or lost wages or benefits.

4.1.4.       Death. The Term of Employment and the Executive’s employment with the Company shall terminate immediately upon the Executive’s death.

4.1.5.       Disability. If the Executive incurs a Disability which continues for a period of at least sixty (60) consecutive days, this Agreement shall terminate on the last day of such period.  If the Executive incurs a Disability and is so disabled for at least sixty (60) days during any ninety (90) consecutive day period, this Agreement shall terminate on the sixtieth (60th) day of such Disability.  If there is any disagreement between the Company and the Executive as to the Executive’s Disability or as to the date any such Disability began or ended, the same shall be determined by a physician to be selected by the Company after an examination of the Executive.  The determination of such physician shall be conclusive evidence of any such Disability and of the date any such Disability began or ended. The Executive shall be available for such an examination at any reasonable time. If the Executive fails or refuses to cooperate in such examination, the determination of the Executive’s Disability and the date any such Disability began or ended shall be made by the Company in its sole discretion.

4.1.6.       Certain Recharacterization by the Company. If, within ninety (90) days after any termination of the Executive’s employment, the Company discovers facts demonstrating that the Executive engaged in conduct that would have constituted Cause under Section 4.1.2., and the Company provides the Executive with written notice specifying such facts, then (x) such termination shall be re-characterized as a termination for Cause, (y) all severance payments and benefits, if any, shall cease as of the date of such notice and (z) all severance previously paid or provided, if any, shall be repayable to the Company within thirty (30) days of demand.

4.2.         Separation Payments.

4.2.1.       General.  Except as otherwise provided in this Section 4.2, in the event that the Executive’s employment with the Company terminates for any reason, the Executive (or the Executive’s estate or legal representative, as applicable) shall be entitled to receive only (i) the Base Salary earned but unpaid through the Termination Date, paid in accordance with the Company’s normal payroll policies (or at such earlier time as required by applicable law), (ii) any accrued but unused paid time off in accordance with the Company’s policies and applicable law, (iii) any unreimbursed business expenses incurred prior to the Termination Date that are otherwise reimbursable, with such expenses to be reimbursed in accordance with the Company’s expense reimbursement policies (as may be in effect from time to time), and (iv) any vested benefits earned by the Executive under any employee benefit plan of the Company or its Affiliates under which the Executive was participating immediately prior to the Termination Date, with such benefits to be provided in accordance with the terms of the applicable employee benefit plan (the items described in the foregoing clauses (i) through (iv), collectively, the “Accrued Benefits”).  All other rights the Executive may have to compensation and employee benefits from the Company and its Affiliates, other than as set forth in Section 4.2.2 or 4.2.3, shall immediately terminate upon the Termination Date.

4.2.2.       Death and Disability. In the event that the Executive’s employment is terminated due to the Executive’s death or by the Company due to Disability, in either case, during the Term of Employment, then in addition to the Accrued Benefits, the Executive (or the Executive’s estate or legal representative, as applicable) shall be entitled to receive the Annual Bonus awarded for the calendar year immediately preceding the calendar year in which such termination occurred, to the extent that such Annual Bonus is unpaid as of the Termination Date, with such amount to be payable at the same time as if no such termination had occurred (the “Unpaid Prior Year Bonus”).  All other rights the Executive may have to compensation and employee benefits from the Company and its Affiliates, other than as set forth in this Section 4.2.2, shall immediately terminate upon the Termination Date.

4.2.3.       Termination Without Cause or for Good Reason. If, during the Term of Employment, the Executive’s employment is terminated (i) by the Company without Cause (and not due to death or Disability), (ii) due to resignation by the Executive for Good Reason (subject to applicable notice and opportunity to cure), or (iii) due to resignation by the Executive for Good Reason within the twelve-month period following a Change of Control, then the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 4.2.4: (x) the Unpaid Prior Year Bonus, with such amount to be payable at the same time as if no such termination had occurred; (y) continuation of the Base Salary as of the Termination Date for nine (9) months following the Termination Date, with such Base Salary to be paid in substantially equal installments in accordance with the Company’s normal payroll policies, with the first such payment to be made on the first payroll date following the effective date of the release (as described in Section 4.2.4) and to include a catch-up covering any payroll dates between the Termination Date and the date of the first payment; and (z) employer-subsidized COBRA health premiums at active employee rates (subject to the Executive’s timely selection of, and continued eligibility for, COBRA continuation coverage) for nine (9) months following the Termination Date (subject to earlier cessation in the event that the Executive secures subsequent employment providing for health coverage). All other rights the Executive may have to compensation and employee benefits from the Company and its Affiliates, other than as set forth in this Section 4.2.3, shall immediately terminate upon the Termination Date.

4.2.4.       Release Requirement.  Payment of the benefits set forth in Sections 4.2.2 and 4.2.3 (solely in the case of Disability) (in each case, other than the Accrued Benefits) is subject to the Executive’s (or, as applicable, the Executive’s estate’s or legal representative’s) execution of a general release of claims and covenant not to sue in favor of the Company and related persons and entities in form and substance satisfactory to the Company (the “Release”) during the time period specified therein (which shall be either 21 or 45 days after the Release is provided to the Executive) and the Executive’s non-revocation of the Release (with the Release to be provided to the Executive within 7 days after the Termination Date).  If the Release is not effective and does not become irrevocable in the time period described in the immediately preceding sentence, then the Executive shall forfeit the payments and benefits set forth in Section 4.2.2 or Section 4.2.3, as applicable (in each case, other than the Accrued Benefits).  Notwithstanding the foregoing, if payment of any amounts set forth in Section 4.2.2 or Section 4.2.3 (other than the Accrued Benefits) are treated as “non-qualified deferred compensation” under Code Section 409A, then if such payments could commence in more than one taxable year depending on when the Release is executed (regardless of when the Release is actually executed), then such payments and benefits that otherwise would have been payable in the calendar year in which the Termination Date occurs shall be withheld and shall instead be payable on the first payroll date in the calendar year immediately following the calendar year in which the Termination Date occurs (with all remaining payments to be made as if no such delay had occurred).

4.3.       Violation of Restrictive Covenants.  Without limiting the remedies provided to the Company and its Affiliates as set forth in this Section 4, upon the Executive’s breach of any of the restrictive covenants set forth in this Agreement or the Restrictive Covenant Agreement, then notwithstanding anything contained in this Agreement to the contrary, the Company will have no obligation to continue to pay or provide any of the compensation or benefits under Section 4.2 (other than the Accrued Benefits) and the Executive shall promptly repay to the Company after any such breach any amounts received under Section 4.2 (other than the Accrued Benefits) and shall continue to be bound by all such restrictive covenants set forth in the Restrictive Covenant Agreement.

4.4.       Effect of Termination.  Effective on the Termination Date, the Executive shall be deemed to have resigned from any and all officer, director and other positions the Executive then holds with the Company and its Affiliates (and this Agreement shall constitute notice of resignation by the Executive without any further action by the Executive), and the Executive agrees to execute and deliver such further instruments as are requested by the Company in furtherance of the foregoing. Except as expressly provided in Section 4.2, all rights the Executive may have to compensation and employee benefits from the Company or its Affiliates shall terminate immediately upon the Termination Date.

5.       RESTRICTIVE COVENANTS. On the date the Executive commences employment with the Company, the Executive shall execute the Confidentiality, Non-Compete, and Non-Solicitation Agreement attached hereto as Exhibit A and incorporated herein by reference (as modified, amended, or restated from time to time, the “Restrictive Covenant Agreement”). The Executive’s failure to execute and deliver the Restrictive Covenant Agreement on the date the Executive commences employment with the Company shall result in the Executive’s termination for Cause.

6.       MISCELLANEOUS.

6.1.       Applicable Law; Venue; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, applied without reference to principles of conflicts of law.  Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the United States District Court for the Northern District of Georgia with respect to any controversy, dispute, or claim arising out of or relating to this Agreement, the Executive’s employment or service with any member of the Company Group or the termination thereof (or if such controversy, dispute or claim may not be brought in federal court, to the state courts located in Forsyth County, Georgia).  Both the Executive and the Company also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction.  THE COMPANY AND THE EXECUTIVE HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THE EXECUTIVE’S EMPLOYMENT BY, OR SERVICE WITH, ANY MEMBER OF THE COMPANY GROUP OR THE TERMINATION THEREOF, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

6.2.       Amendments.  This Agreement may not be amended otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives that specifies the provision being amended.

6.3.       Waivers.  The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party.  No waiver will be deemed to have occurred unless set forth in a writing.  No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

6.4.       Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or deposited in the United States certified mail, return receipt requested and postage prepaid.  Any such notice so mailed to the Executive shall be addressed to the Executive’s last known residence address.  Any such notice so mailed to the Employer shall be addressed to the Company at 3950 Johns Creek Court, Suite 100, Suwanee, Georgia 30024, or such other address as the Company may provide from time to time.

6.5.       Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local and other taxes as are required to be withheld pursuant to any applicable law or regulation.

6.6.       Code Section 409A Compliance.  This Agreement is intended to comply with, or be exempt from, Code Section 409A (to the extent applicable) and the parties hereto agree to interpret this Agreement in the least restrictive manner necessary to comply therewith or be exempt therefrom and without resulting in any increase in the amounts owed hereunder by the Company.  To the maximum extent possible, any severance owed under this Agreement shall be construed to fit within the “short-term deferral rule” under Code Section 409A and/or the “two times two year” involuntary separation pay exception under Code Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement (i) shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service (except as provided in clause (ii)(B) of this Section 4.6) and (ii) shall instead be paid to the Executive in a lump-sum cash payment on the earlier of (A) the first regular payroll date of the seventh month following the Executive’s separation from service or (B) the 10th business day following the Executive’s death (but not earlier than such payment would have been made absent such death). If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a “separation from service” within the meaning of Code Section 409A.  In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year.  Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred.  Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates shall have any liability to the Executive or to any other Person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant.  Each payment payable hereunder shall be treated as a single payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.

6.7.       Indemnification. The Executive will be entitled to any indemnification rights that may be applicable to the Executive under the Company’s and/or any other member of the Company Group’s by-laws or other governing documents.

6.8.       Severability.  The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.

6.9.       Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

6.10.       Counterparts.  This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document.

6.11.       Entire Agreement.  This Agreement (together with the Restrictive Covenant Agreement) contains the entire agreement concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties and their respective Affiliates relating to such subject matter (including any term sheet or offer letter).

6.12.       Survivorship.  The rights, duties, obligations and liabilities of the parties under this Agreement which by their sense and purpose are intended to survive the termination of this Agreement, including, without limitation, Sections 4.2, 4.3, 4.4, 5, 6, and the Restrictive Covenant Agreement, shall not be discharged upon, but shall survive, the termination of this Agreement.

6.13.       Successors and Assigns.  The Company may assign its rights and/or delegate its obligations under this Agreement to any entity within the Company Group or to any purchaser or other successor of any entity within the Company Group, whether by operation of law, agreement or otherwise (including, without limitation, any Person who acquires all or a substantial portion of the business of the Company Group (whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction)) and, in connection with any such delegation of its obligations hereunder (but only so long as such assignee or delegee has consented in writing to be bound by the obligations hereunder) shall be released from such obligations hereunder.  This Agreement may not be assigned by the Executive.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed on its behalf, each as of the date first above written.

COMPANY:

FEMASYS INC.

By:	/s/ Kathy Lee-Sepsick
Name:	Kathy Lee-Sepsick
Title:	President & CEO

EXECUTIVE:

/s/ John Charles Canning
Name:	John Charles Canning

Signature Page to
Executive Employment Agreement

Exhibit A

Confidentiality and Restrictive Covenant Agreement

[See attached.]

CONFIDENTIALITY, NON-COMPETE, AND NON-SOLICITATION ADDENDUM

This CONFIDENTIALITY, NON-COMPETE, AND NON-SOLICITATION ADDENDUM (this “Addendum”), is entered into as of March 30, 2026 (the “Effective Date”), is between FEMASYS INC., a Delaware corporation (the “Company”) and JOHN CHARLES CANNING, an individual and resident of the state of Florida (“Executive”).  The Company and Executive are referred to in this Addendum separately as a “Party” and collectively as the “Parties.”

A.          Executive was hired as an employee of the Company pursuant to that certain Executive Employment Agreement, dated as of the date hereof, between the Company and Executive (as modified, amended, or restated from time to time, the “Employment Agreement”).

B.          This Addendum is incorporated into and made part of the Employment Agreement.

C.          During Executive’s employment with the Company, Executive will receive unique and specialized training, will gain specialized knowledge regarding the Company’s business and those of its Affiliates (as defined herein), and will establish personal relationships with the Company’s and its Affiliates’ vendors, customers and other employees.

D.          The Company, on behalf of itself and its Affiliates, desires to protect, among other concerns, its confidential, proprietary, and non-public information and its relationships, goodwill, and economic advantage.

E.          In consideration of Executive’s employment with the Company, Executive is willing to enter into this Addendum with the Company.

NOW, THEREFORE, the Company and Executive, in consideration of the respective covenants set forth in this Addendum, agree as follows:

1.           DEFINED TERMS.

(a)          “Affiliate” means any entity directly or indirectly controlling, controlled by, or under common control with the Company.

(b)          “Business” means the Company’s business of researching, developing, manufacturing, marketing, and selling medical devices, which medical devices include delivery mechanisms and implantable adhesives intended for use in women’s healthcare.

(c)          “Company Materials” means any documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the Business or the operations or plans of the Company or clients of the Company, whether such documents have been prepared by Executive or by others.  Company Materials include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, hard drives, sound and video recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

Exhibit A – Confidentiality and Restrictive Covenant Agreement – Page 1

(d)          “Competing Business” means any business which is involved with medical devices that directly competes with the Business.  “Competing Business” does not include business entities that may have a division or subunit competing with the Business if Executive will not be employed in such division or subunit and if Executive will not be principally engaged in activities that will compete with the Business.

(e)          “Developments and Inventions” means any inventions (whether or not patentable), ideas, Trade Secrets, computer programs, discoveries, developmental improvements, know-how, negative-know how, processes and devices made, conceived, discovered, reduced to practice, or developed by Executive, either solely or jointly with others, or under Executive’s supervision (i) in the course of the performance of Executive’s duties as one of the Company’s employees or in connection with the Executive’s work, (ii) on the Company’s facilities, (iii) using the Company’s resources, or (iv) with use of Proprietary Information or Company Materials.

(f)          “Proprietary Information” means all information, whether or not in writing or other tangible form, that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company (including, without limitation, Results), which has commercial value to the Company or which the Company is obligated to keep confidential.  “Proprietary Information” includes, but is not limited to, business, financial, marketing and customer information, product development plans, forecasts, inventions (whether patentable or not) technology, know-how, negative know-how, processes, data, ideas, techniques, inventions, Trade Secrets, schematics, chemical materials, biological materials, genetic sequences, data, technical information, information about software programs and subroutines, source and object code, databases, database criteria, processes, designs, methodologies, internal documentation, works of authorship, the salaries and terms of compensation of other individuals, client and supplier lists, contacts at or knowledge of clients or prospective clients of the Company, and other information concerning the actual or anticipated products or services, business, research or development, or any information which is received in confidence by or for the Company from any other person.

(g)          “Results” means the work product, reports, records, contracts, memoranda, or other writings, information, and data of Executive and, includes, without limitation, all Developments and Inventions and all documentation of work performed by Executive as an employee of the Company.

(h)          “Rights” means all Proprietary Information and Company Materials and all title, patents, patent rights, copyrights, trade secret rights, sui generis database rights and other intellectual or industrial property rights of any sort anywhere in the world.

(i)          “Trade Secrets” means (1) any “trade secrets” as defined in the Georgia Trade Secrets Act of 1990, (2) any “trade secrets” as defined in the Florida Uniform Trade Secrets Act, Fla. Stat. Ann. § 688.001 et seq., and (3) any “trade secrets” as defined in the federal Defend Trade Secrets Act of 2016 or other applicable federal laws.

Exhibit A – Confidentiality and Restrictive Covenant Agreement – Page 2

2.           PROPRIETARY INFORMATION.

(a)        Acknowledgement.  Executive understands that the Company possesses and will possess Proprietary Information that is important to its Business and that the Company’s products are highly specialized in a competitive industry.  The Company has expended substantial sums to develop its Business and to acquire and develop Proprietary Information.  The Company derives substantial economic benefit from the fact that the Proprietary Information is not known to the Company’s competitors, and any unauthorized disclosure or use of any Proprietary Information would have a serious adverse effect on the Company.  In addition, the Company frequently receives information from third parties that is confidential in nature, and which the Company is obligated to keep confidential.  The restrictions contained in this Addendum are necessary to protect the Company’s legitimate business interests, are not more restrictive than necessary to protect such interests, do not impose an undue hardship on Executive, and are otherwise reasonable in all respects.

(b)        Ownership of Proprietary Information.  All Proprietary Information and Company Materials and all Rights in connection therewith are and shall remain the sole and exclusive property of the Company.

(c)        Nondisclosure of Proprietary Information.  Executive shall not use, disclose, or discuss the Proprietary Information or Company Materials, except as specifically permitted by the Company, in the Company’s sole discretion.  In the event Executive becomes employed by or does work for a competitor of the Company that involves performing work for such competitor that is the same or similar to the work performed by Executive for the Company or its Affiliates, it is inevitable that Executive will disclose or use Proprietary Information.  All Proprietary Information and Company Materials are and shall remain the sole and exclusive property of the Company or its Affiliates, and Executive shall not photocopy, reproduce, or reverse engineer the Proprietary Information or Company Materials or remove them from the Company’s offices.  Within two (2) days following the termination of Executive’s employment with the Company for any reason, Executive shall deliver to the Company all documents and data pertaining to the Proprietary Information and Company Materials and shall not retain any documents or data of any kind or any reproduction (in whole or in part) or extracts of any item relating to the Proprietary Information or Company Materials.  To the extent Executive has any Proprietary Information or Company Materials in any electronic form on any personal computer or other electronic device, Executive shall copy such items onto a disk or drive, delete such items from any electronic device, and deliver to the Company the disk or drive along with an affidavit certifying that Executive has deleted all Proprietary Information and Company Materials from any personal electronic devices.  Upon request by the Company, Executive shall make any personal electronic device available for inspection by the Company or a third party chosen by the Company.

(d)        Trade Secrets.  All Trade Secrets are confidential to the Company and are the sole and exclusive property of the Company.  Executive will not reproduce, use, distribute, disclose, publish, or otherwise disseminate any Trade Secrets without the Company’s prior written consent, except as necessary in the performance of Executive’s duties as an employee and in a manner consistent with Executive’s obligations hereunder.  Additionally, Executive will not take any action during Executive’s employment (or any time thereafter following any termination of employment for any reason) to cause, or fail to take any action to prevent, any Trade Secret to lose its character as a Trade Secret at any time.  Executive’s obligations respecting information that qualifies as both Proprietary Information and Trade Secrets will be governed by this subparagraph 2(d) and not by subparagraph 2(c) of this Addendum.

Exhibit A – Confidentiality and Restrictive Covenant Agreement – Page 3

(e)        Required Disclosure.  In the event that Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process) to disclose all or any part of the Proprietary Information and Company Materials, Executive shall (i) promptly notify the Company in writing of the existence, terms, and circumstances surrounding such request or requirement, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (iii) assist the Company or its Affiliate in seeking a protective order or other appropriate remedy.

(f)        Protected Activities.  Nothing in this Addendum shall prohibit or restrict Executive from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Executive individually from any such Governmental Authorities; (c) testifying, participating, or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law.  Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  This Addendum does not require Executive to obtain prior authorization from Company before engaging in any conduct described in this Section 2(f), or to notify Company that he/she has engaged in any such conduct. Finally, nothing in this Addendum, including in the provisions respecting confidentiality, is intended to or should be construed to prohibit Executive from disclosing information pertaining to a “sexual assault dispute” or a “sexual harassment dispute,” as those terms are defined in the federal “Speak Out Act.”

3.           NONCOMPETITION AND NONSOLICITATION.

(a)        Acknowledgement and Purpose.  Executive acknowledges and agrees that the restrictive covenants contained in this Paragraph 3 are reasonable in time, area, and line of business and such restrictive covenants are supported by and necessary to enforce the legitimate business interests of the Company, including, without limitation, protection of the Company’s Trade Secrets.

Exhibit A – Confidentiality and Restrictive Covenant Agreement – Page 4

(b)        Limitations.  During Executive’s employment with the Company and for a period of twelve (12) months following the termination of Executive’s employment for any reason and for the purposes set forth in Paragraph 3(a), Executive shall not directly or indirectly, either individually or as an owner, shareholder, member, partner, director, manager, officer, consultant, independent contractor, employee, agent or otherwise of, or through, any corporation, limited liability company, partnership, limited partnership, proprietorship, association, joint venture, firm or other entity, or in any capacity:

(i).      perform any duties that are outlined in Executive’s job description or are necessary to perform Executive’s job function for any Competing Business anywhere in the world (the “Territory”) without the prior written consent of the Company; or

(ii).      solicit or attempt to solicit, divert, or hire any person then employed by the Company within the Territory; or

(iii).      solicit, divert, take away, or call (or attempt to solicit, divert, take away, or call) with the intent of doing business with any vendors, customers, consultants, partners, financing sources, and clients of the Company with whom Executive has had Material Contact (as defined herein) with during the last twelve (12) months of Executive’s employment with the Company, if the purpose of such contact is to cause (or to attempt to cause) such vendors, customers, and clients to use any Competing Business or to have such vendors, customers, and clients otherwise terminate, reduce, or divert the volume of their respective business with the Company to such Competing Business.  As used herein, “Material Contact” means interaction between Executive and such vendors, customers, and clients that takes place in an effort to further the business relationship.  Executive acknowledges that due to Executive’s employment with the Company, that Executive will develop special contacts and relationships with vendors, customers, and clients of the Company, and that it would be unfair and harmful to the Company if Executive took advantage of these relationships in a Competing Business.  Executive also acknowledges that this obligation is separate from and in addition to Executive’s obligations to the Company under Paragraph 2 to protect Proprietary Information, including Proprietary Information respecting the Company’s vendors, customers, and clients.

(c)        Third-Party Beneficiary Enforcement.  Any successor to or assignee of the Company permitted under Paragraph 9(e) shall have the right to enforce the restrictive covenants contained in this Paragraph 3.

Exhibit A – Confidentiality and Restrictive Covenant Agreement – Page 5

4.          DEVELOPMENTS AND INVENTIONS.  Executive represents and warrants to the Company that the following is a true, correct, and complete accounting of any and all inventions (whether or not patentable), trademarks, discoveries, or any similar intellectual property owned or used by the Executive prior to the Effective Date (collectively, the “Existing IP”):

NA

On and after the Effective Date, Executive shall not use any of the Existing IP in the course of performing any of Executive’s duties as an employee of the Company.  Furthermore, on and after the Effective Date, Executive shall disclose fully and promptly to the Company all Developments and Inventions.  Executive irrevocably and unconditionally assigns, and further irrevocably and unconditionally agrees to assign, to the Company all of Executive’s rights to any Developments and Inventions.  Upon Executive’s termination as an employee for any reason, Executive shall deliver to the Company all Developments and Inventions and Results whether in written or electronic form.  All Developments and Inventions are considered “works made for hire” under applicable statutes, and all Developments and Inventions are and shall remain the sole and exclusive property of the Company for all purposes and uses and may not be disclosed by Executive to any other individual or entity.  At no cost to the Company, Executive shall assist in the preparation, filing, and prosecution of all applications or filings to secure, protect, and maintain any Developments and Inventions throughout the world, and Executive shall execute and deliver to the Company all licenses, applications, declarations, assignments, and other documents, and take all action as the Company may deem necessary or desirable, to carry out fully the intention of this paragraph.

5.          INJUNCTIVE RELIEF.  Any breach by Executive of any of the terms or provisions of Paragraphs 2, 3, or 4 of this Addendum shall cause irreparable injury not properly compensable by damages in an action at law, and therefore, the rights and remedies of the Company under this Addendum may be enforced both at law and in equity by injunction or otherwise without proving actual damages or posting any bond or other security.  All of the rights and remedies of the Company under this Addendum shall be cumulative and not alternative.  In the event Executive violates Paragraphs 2 or 3 of this Addendum, the Company, in addition to any other remedies available under this Addendum or at law and equity, is entitled to an extension of the noncompetition and nonsolicitation provisions of this Addendum for a one (1) year time period measured from the date of the most recent violation.

6.          CHOICE OF LAW, VENUE, AND WAIVER OF JURY TRIAL.  The governing law, venue, and jury trial waiver provisions set forth in Section 7.1 of the Employment Agreement are incorporated into this Addendum and made part hereof by reference.

7.          DISCLOSURE.  The Company shall have the right to disclose the existence of this Addendum and any of its provisions to any party (including, without limitation, any future employer of Executive) at any time and to advise any such party of its intention to seek all remedies available to it on account of any breach by Executive of any provision of this Addendum.

8.          NON-DISPARAGEMENT.  During the Term of Employment (as defined in the Employment Agreement) and at all times thereafter, the Executive shall not, directly or through any other Person make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign (i) the Company or any of the Company’s Affiliates; or (ii) any of the businesses, activities, operations, affairs, reputations or prospects of any of the Persons (as defined in the Employment Agreement) described in clause (i); or (iii) any of the officers, employees, directors, managers, partners (general and limited), agents, members or shareholders of any of the Persons described in clause (i) or clause (ii).  For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a Person if such statement could be reasonably construed to adversely affect the opinion any other Person may have or form of such first Person.  The foregoing limitations shall not be violated by truthful statements made by the Executive (x) to any governmental authority, (y) which are in response to legal process, or in connection with required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (z) as may be necessary to defend or prosecute any claim.

Exhibit A – Confidentiality and Restrictive Covenant Agreement – Page 6

9.          GENERAL PROVISIONS.

(a)         Notices.  All notices under this Addendum shall be in writing or by electronic communication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written electronic communication, if to Executive, at Executive’s last residence shown on the records of the Company, and if to the Company, at 3950 Johns Creek Court, Suite 100, Suwanee, Georgia 30024, or such other address as the Company may provide from time to time.  Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed, and (iv) on confirmed receipt if sent by e-mail or other form of electronic communication, provided a copy of such communication is sent by regular mail.

(b)         Continued Enforceability.  If any court of competent jurisdiction should determine that any provision contained in this Addendum is unenforceable or void as unreasonable with respect to the time or geographical area or otherwise, such court shall modify and “blue pencil” such provision, to the extent permitted by law, to ensure its reasonableness and validity, and the provisions of this Addendum shall remain in effect for whatever time period and shall cover whatever geographical area that such court does not determine to be unreasonable or invalid.

(c)         Waivers.  No delay, omission, limitation by either Party in exercising any right, power, or privilege under this Addendum shall impair such right, power, or privilege.

(d)         Counterparts.  This Addendum may be executed in multiple counterparts by electronic transmission and portable document format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In making proof of this Addendum, it shall not be necessary to produce or account for more than one such counterpart.

(e)         Assigns.  This Addendum shall be binding upon and inure to the benefit of the Company’s successors and assigns and Executive’s heirs and personal representatives.  This Addendum shall not be assignable by Executive.  The Company may assign this Addendum to any person without the consent of Executive.

(f)         Necessary Action.  Each Party shall perform further acts and execute and deliver any documents or instruments reasonably necessary to carry out the provisions of this Addendum.

(g)         Survival.  The provisions of this Addendum shall survive any termination of Executive’s employment with the Company.

(h)         Third-Party Beneficiaries.  All present and future Affiliates of the Company are intended third-party beneficiaries of this Addendum and shall be entitled to enforce this Addendum against Executive as if they were an express party to this Addendum.

(i)         Incorporation into Employment Agreement.  This Addendum is incorporated into and made part of the Employment Agreement.

Exhibit A – Confidentiality and Restrictive Covenant Agreement – Page 7

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the Effective Date.

COMPANY:

FEMASYS INC.

By:	/s/ Kathy Lee-Sepsick
Name:	Kathy Lee-Sepsick
Title:	President & CEO

EXECUTIVE:

/s/ John Charles Canning
Name:	John Charles Canning

Exhibit A – Confidentiality and Restrictive Covenant Agreement – Page 8